Exhibit 99.1

Boulder Brands, Inc. Announces Retirement of William Hooper from Board of Directors

Boulder, CO (December 6, 2013) – Boulder Brands, Inc. (NasdaqGM: BDBD) announced today the retirement of William E. Hooper from the board of directors effective December 31, 2013. Mr. Hooper has served on the Boulder Brands Board since the Company’s inception in 2005, and has served as the Company’s senior marketing advisor since May 2007. Mr. Hooper has been a senior executive in marketing and consumer communication companies for the past 40 years and was influential in developing Boulder Brands overall strategy, marketing and advertising programs. Mr. Hooper will remain with the Company as senior marketing advisor and will become Director Emeritus of the Board of Directors.

Regarding William Hooper’s retirement, Mr. Hughes commented “I would like to thank Bill for his commitment and contributions to our board and to our management team. Bill and I have been partners over the past 30 years from our days working together on business development strategies for McCormick, ConAgra, Tropicana, Celestial Seasonings, Silk and Boulder Brands and I have valued his perspective and counsel every step of the way. I look forward to Bill’s continued counsel as Director Emeritus and in his advisory role as we enter an exciting new stage of growth. ”

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:	Corporate Contact:
Carole Buyers, CFA	Caroline Hughes
Senior Vice President,	Director,
Investor Relations & Business Development	Corporate Communications
Boulder Brands, Inc.	Boulder Brands, Inc.
cbuyers@boulderbrands.com	chughes@boulderbrands.com
720-550-5010	720-550-5018

1